Exhibit XXXIX

Entry into force of change to EIB Statute

On March 15, 2025, the Statute of the European Investment Bank (“EIB”) was amended to remove the numerical determination of the EIB’s gearing ratio from the EIB Statute itself, granting the EIB Board of Governors the power to determine the gearing ratio by unanimous decision. The EIB Statute amendment follows a set of recommendations stemming from the G20 commissioned review of Multilateral Development Banks’ (“MDB”) capital adequacy frameworks (the “CAF Review”), which outlines reforms intended to increase the lending capacity of MDBs, while maintaining strong credit ratings. The amendment to the EIB Statute implemented one of the recommendations of the CAF Review to remove statutory lending limits from the statutes of MDBs.

On June 21, 2024, the EIB Board of Governors had unanimously decided to increase the EIB’s gearing ratio from 250% to 290%, subject to the approval of the EIB Statute amendment, to allow the EIB to deliver on the priorities and goals set out in the 2024-2027 Strategic Roadmap. The EIB’s gearing ratio requires the aggregate amount of loans and guarantees granted by the EIB outstanding at any time not to exceed a maximum ratio in respect of its subscribed capital, reserves, non-allocated provisions and profit and loss account surplus. On March 11, 2025, the Council of the European Union approved the statutory change in accordance with a special legislative procedure set out in Article 308 of the Treaty on the Functioning of the European Union (the “TFEU”). On March 15, 2025, the amendment to the EIB Statute and the new gearing ratio limit of 290% entered into force.

Forward-Looking Statements

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Forward-looking statements involve inherent risks, uncertainties, and other factors that may cause the EIB’s actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements.  Although the EIB believes that the expectations reflected in such forward-looking statements were reasonable as of the date they were made, no assurance can be given that such expectations will prove to have been correct.  Accordingly, actual results could differ materially from those contained in any forward-looking statements.  Consequently, you are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements speak only as of the date they are made, and the EIB undertakes no obligation to update publicly or release any revisions to these forward-looking statements in light of new information or to reflect events or circumstances after the date of the particular statement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law.  All subsequent forward-looking statements attributable to the EIB or any person acting on its behalf are qualified by the cautionary statements herein.